EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements listed below on Form S-8 of our reports dated April 18, 2024, relating to the consolidated financial statements of Big Lots, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K for the year ended February 3, 2024.

1)	Post-Effective Amendment No. 2 to Registration Statement No. 33-19309 on Form S-8 pertaining to Big Lots, Inc. Savings Plan;
2)	Registration Statement No. 333-218262 on Form S-8 pertaining to the Big Lots 2017 Long-Term Incentive Plan; and
3)	Registration Statement No. 333-239066 on Form S-8 pertaining to the Big Lots 2020 Long-Term Incentive Plan;
4)	Registration Statement No. 333-272159 on Form S-8 pertaining to the Amended and Restated Big Lots 2020 Long-Term Incentive Plan.

/s/ DELOITTE & TOUCHE LLP

Columbus, Ohio
April 18, 2024